Exhibit 10.3

Description of Compensation Payable to Non-Employee Directors

Directors of Express Scripts, Inc. (the “Company”) who are not employees of the Company, or its subsidiaries, are entitled to receive the following compensation in respect of their service on the Company’s Board:

-	an annual retainer of $30,000

-	an annual retainer of $10,000 for the chair of the Audit Committee and $5,000 for the Directors who chair the other committees of the Board

-	a meeting fee of $2,000 for each meeting attended in person, and $1,000 for each meeting attended telephonically.

-	reimbursement for out-of-pocket expenses incurred in connection with attending Board and Committee meetings

Each non-employee director also receives an option to purchase 4,500 shares of the Company’s common stock on the date of the first Board of Directors meeting he or she attends as a non-employee director, and an option to acquire 6,000 shares of the Company’s common stock on the date of the Company’s Annual Meeting of Stockholders thereafter (prorated for Directors who begin service as a non-employee Director after January 1).

Directors who are employed by the Company or its subsidiaries do not receive compensation for serving as directors.